ADOPTED: FEBRUARY 2022

Exhibit 14.1

Radiant Logistics, Inc.

Code of Ethics

1.
Introduction.
1.1.
Radiant Logistics, Inc. and each of its operating subsidiaries and affiliates (collectively referred to herein as the “Company”) is committed to the highest ethical standards and to conducting its business with the highest level of integrity, honesty, fairness, accountability and respect in dealing with its employees, customers, suppliers, investors and the general public. An uncompromising adherence to ethical excellence is integral to creating, sustaining and increasing the goodwill and reputation of the Company. In support thereof, the Company has adopted this Code of Ethics (the “Code”) for all of its directors, officers and employees to guide them in assessing and addressing legal and ethical obligations. Compliance with this Code is considered a condition of employment, where violations of this Code will be investigated and may subject the violator to disciplinary action up to and including termination of employment where appropriate. No code or policy can anticipate every situation which may arise. Accordingly, this Code is intended to serve as a source of guiding principles.
1.2.
The Board has adopted this Code in order to:
1.2.1.
promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
1.2.2.
promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;
1.2.3.
promote compliance with applicable governmental laws, rules and regulations;
1.2.4.
promote the protection of Company assets, including corporate opportunities and confidential information;
1.2.5.
promote fair dealing practices;
1.2.6.
deter wrongdoing; and
1.2.7.
ensure accountability for adherence to the Code.
1.3.
All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 17, Reporting and Enforcement.
2.
Honest and Ethical Conduct.
2.1.
The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.
2.2.
Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees, contractors and anyone else with whom he or she has contact in the course of performing his or her job.
3.
Employment Practices. The Company promotes the potential of every individual and values everyone’s diversity. The Company is an equal opportunity employer and does not tolerate discrimination or harassment because of race, sex, age, color, religion, creed, marital status, sexual orientation, gender identity, gender expression, national origin, veteran’s status, disability or any other characteristic protected under applicable law. Directors, officers and employees must strictly adhere to the Company’s Policy Against Harassment, Discrimination and Retaliation and other policies found in its Employee Handbook.

Exhibit 14.1

4.
Conflicts of Interest.
4.1.
A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, contractor, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, contractor, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.
4.2.
Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.
4.3.
Conflicts of interest should be avoided unless specifically authorized as described in Section 4.5. Whether or not a conflict of interest exists or will exist can be unclear. For example, there is likely a conflict of interest if an individual:
4.3.1.
Causes the Company to engage in business transactions with relatives or friends;
4.3.2.
Uses non-public Company, customer or vendor information for personal gain by such individual or his relatives or friends (including securities transactions based on such information);
4.3.3.
Has more than a modest financial interest in the Company’s vendors, customers or competitors (see below for guidelines);
4.3.4.
Receives a loan, or guarantee of any obligation, from the Company or a third party as a result of his position at the Company;
4.3.5.
Receives any payments or gifts, other than gifts of nominal value, from any third party as a result of his position with the Company; or
4.3.6.
Competes, or prepares to compete, with the Company while still employed by the Company.
4.4.
Employees, officers and directors must understand the potential for conflicts of interest in investing in the Company’s vendors, customers, partners or competitors. The Company’s employees, officers and directors must always serve the Company’s stockholders first, and investing in companies with which the Company does business may not be in our stockholders’ best interests. The following guidelines apply with respect to such investments:
4.4.1.
Public Companies. Passive investments of less than 1% of the outstanding shares of such companies that are listed on a U.S. or international stock exchange or quoted on Nasdaq, are permitted without the Company’s approval, provided that the investment is not so large financially in either absolute dollars or percentage of the individual’s total investment portfolio as to create the appearance of a conflict of interest. No investment may involve any confidential inside or proprietary information, such as information that may have been learned about the other company as a result of the Company’s relationship with the other company. Passive investments of 1% or more of the outstanding shares of such companies that are listed on a U.S. or international stock exchange or quoted on Nasdaq require disclosure to the General Counsel.
4.4.2.
Private Companies. Any investment in the Company’s vendors, partners, customers or competitors that are privately held requires disclosure to the General Counsel.
4.5.
Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the General Counsel. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the General Counsel with a written description of the activity and seeking the General Counsel’s written approval. If the supervisor is themself involved in the potential or actual conflict, the matter should instead be discussed directly with the General Counsel.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit and Executive Oversight Committee.

Exhibit 14.1

5.
Gifts, Bribes and Kickbacks.
5.1.
Other than modest gifts given or received in the normal course of business (including travel or entertainment), no director, officer or employee nor any of their relatives may give gifts to, or receive gifts from, the Company’s customers or vendors. Other gifts may be given or accepted only with prior approval of their supervisor or the General Counsel, and in no event should a director, officer or employee put the Company or himself in a position that would be embarrassing if information about the gift was made public.
5.2.
When dealing with governmental agencies and public officials, directors, officers and employees must avoid any activity that is or appears illegal or unethical. Many federal, state and local governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals, transportation, lodging and entertainment. Directors, officers and employees must be aware of and strictly follow these prohibitions.
5.3.
Any employee, director or officer who pays or receives bribes or kickbacks will be immediately terminated and may be reported to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment, including a bribe to guarantee that the Company will use the services of a particular vendor when such use is not advantageous to the Company.
5.4.
In addition, the U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates to obtain or retain business. This prohibition also extends to payments to sales representatives or agents if there is reason to believe that the payment will be used indirectly for a prohibited payment to a foreign official. Violation of the FCPA can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment. Questions regarding whether certain payments are prohibited by the FCPA should be directed to the General Counsel.
6.
Community Activities and Political Contributions. The Company encourages all employees, directors, and officers to participate on an individual basis in community and political activities. Those who do participate in community and political activities do so as individual citizens and not as representatives of the Company. Employees, directors, and officers are not authorized to use the Company’s name or premises for (or contribute the Company’s funds in support of) political or campaign purposes. The Company does not support or endorse political parties or individual candidates.
7.
Compliance.
7.1.
Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates. The Company also complies with the regulations issued by the U.S. Department of Transportation (“DOT”) and the Federal Motor Carrier Safety Administration, a division of the DOT. If the Company does not comply with the transportation industry laws and regulations, it could be required to pay substantial fines and have its licenses revoked.
7.2.
Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the General Counsel.
8.
Security Laws and Insider Trading.
8.1.
It is usually illegal to buy or sell securities using material information not available to the public. Persons who give such undisclosed “inside” information to others may be as liable as persons who trade securities while possessing such information. Securities laws may be violated if any employees, officers and directors, or any of their relatives or friends, trade in securities of the Company, or any of its customers or vendors, while possessing inside information or unpublished knowledge. or additional information, please refer to the Company’s “Insider Trading Policy”. If uncertain about the legality of a particular trade, directors, officers and employees should consult with the General Counsel or the Audit and Executive Oversight Committee before making any such purchase or sale.
9.
Disclosure.
9.1.
The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.
9.2.
Each director, officer, and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately

Exhibit 14.1

maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.
9.3.
Each director, officer and employee who is involved in the Company’s disclosure process must:
9.3.1.
be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and
9.3.2.
take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.
10.
Protection and Proper Use of Company Assets.
10.1.
All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.
10.2.
All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.
10.3.
The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.
11.
Corporate Opportunities.
11.1.
All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members).
11.2.
Other than with the prior written consent of the General Counsel, simultaneous employment with any other entity where such entity is a competitor of the Company, or where such employment interferes with the ability of a director, officer or employee to perform or carry out job responsibilities, serving as a director/trustee of a significant competitor of the Company, serving as a director/trustee of any entity in which the Company is invested or engaging in any activity that a director, officer or employee should reasonably expect to advance a competitor’s interests is strictly prohibited. It is the responsibility of such person to consult with the General Counsel to determine whether a planned activity will compete impermissibly with any of the Company’s business activities before pursuing the activity in question.
12.
Confidentiality. In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, vendors or joint venture parties. Directors, officers and employees may not use or reveal Company, customer or vendor confidential or proprietary information to others, except when disclosure is authorized or legally mandated. Additionally, directors, officers and employees must take appropriate steps, including without limitation, securing documents, limiting access to computers and electronic media, and proper disposal methods, to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes: business methods; sales, pricing and marketing data; strategy; computer code; information regarding the Company’s intellectual property, including its technology and products; screens; forms; experimental research; and information about, or received from, the Company’s current, former and prospective customers, vendors and employees. Any questions regarding the securing or disclosing of confidential information should be referred to the General Counsel.
13.
Privacy and Data Protection.
13.1.
The Company respects the general right to privacy of all individuals regarding their personally identifiable information (“PII”) and follows all applicable laws on the use of PII. In carrying out the Company’s business, directors, officers and employees may collect, use, or have access to PII belonging to our employees, customers, and third-party service providers. The Company takes seriously its responsibilities related to the collection, use, and disclosure of this information. The Company is committed to respecting the privacy of any PII we collect, use, or otherwise process. The kind of information that can be PII varies by country. PII often means all data that relates to a natural person (for example, an employee, a customer contact, or a third-party service provider representative), including name, physical address, phone number, and e-mail address. PII can also include business contact

Exhibit 14.1

information (such as job title, department, and name of employer); country information; and other personal information as may be provided by the customer or third-party service provider representative.
13.2.
Directors, officers and employees should be aware of and comply with local laws, regulations, and all applicable Company policies. In general:
13.2.1.
PII may only be collected, used, or otherwise processed by lawful means and for lawful purposes and, where required, with the knowledge and/or consent of the person to whom it pertains.
13.2.2.
PII may be used only for business purposes and only in accordance with applicable law and, where necessary, with appropriate consent.
13.2.3.
There are legal restrictions on transferring PII to another party, including to other persons or entities within the Company’s network. There may be additional legal restrictions on transferring PII outside its country of origin.
14.
Document Retention. The Company’s records are important to the proper functioning of the Company and are valuable business assets. Knowing what documents and information to keep—and for how long—is an important part of the job. Directors, officers and employees should follow the Company’s record retention and destruction procedures. Documents that are the subject of any pending or threatened proceeding, dispute, or regulatory inquiry should never be destroyed or altered.
15.
Computer and Communication Resources. The Company’s computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to individuals and the Company. It is extremely important that Company personnel take all necessary measures to secure their computer and any computer or voicemail passwords. All sensitive, confidential or restricted electronic information must be password protected, and, if sent across the Internet, must be protected by Company-approved encryption software. If an individual has any reason to believe that his or her password or the security of a Company computer or communication resource has in any manner been compromised, he or she must change the password immediately and report the incident to the General Counsel.
16.
Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees, contractors and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.
17.
Reporting and Enforcement.
17.1.
Reporting and Investigation of Violations.
17.1.1.
Actions prohibited by this Code involving directors or executive officers must be reported to the Audit and Executive Oversight Committee.
17.1.2.
Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the General Counsel. Reporting may also be made via email notification at ethics@radiantdelivers.com This email is available twenty-four (24) hours daily, seven (7) days a week or via hardcopy mailed to:

Radiant Logistics, Inc.

Attn: General Counsel

Triton Tower Two

700 S. Renton Village Place, 7thFloor

Renton, WA 98057

17.1.3.
After receiving a report of an alleged prohibited action, the Audit and Executive Oversight Committee, the relevant supervisor, or the General Counsel must promptly take all appropriate actions necessary to investigate.
17.1.4.
All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.
17.2.
Enforcement.
17.2.1.
The Company must ensure prompt and consistent action against violations of this Code.

Exhibit 14.1

17.2.2.
If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit and Executive Oversight Committee determines that a violation of this Code has occurred, the Audit and Executive Oversight Committee will report such determination to the Board of Directors.
17.2.3.
If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the General Counsel determines that a violation of this Code has occurred, the relevant supervisor or General Counsel will report such determination to the CEO or Audit and Executive Oversight Committee.
17.2.4.
Upon receipt of a determination that there has been a violation of this Code, the Audit and Executive Oversight Committee or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.
17.3.
Waivers.
17.3.1.
Each of the Audit and Executive Oversight Committee (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.
17.3.2.
Any waiver for a director or an executive officer shall be disclosed as required by SEC and NYSE rules.
17.4.
Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer, employee or contractor who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

Exhibit 14.1

code of ethics

Acknowledgment of Receipt and Review

Please sign below to indicate that you have read and understand the Code of Ethics and that you agree to comply with the policies and procedures set out in the Code. Please return the signed copy to HR. This page will be kept in your file.

Employee Name: __________________________________________

Employee Signature: __________________________________________

Date: __________________________________________